Exhibit 10.8

March, 28 2012

Stephanie McSwain
Vice President, Manufacturing
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway
Mission Viejo, CA 92681

Dear Stephanie,

Thank you for your continued interest in Johnson Matthey Pharma Services (JMPS).  As a follow-up to your recent request, we are pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Aldehyde Development and non-GMP Manufacture.

Please contact me if I can provide additional information or be of additional service.  We appreciate the opportunity to support your chemistry service needs and look forward to your feedback on this proposal.

All the Best,

/s/ Todd Stark
Todd Stark, Ph.D.

Manager, Business Development
Johnson Matthey Pharma Services

978-496-7088
tstark@jmusa.com

Proposal for Aldehyde Development and non-GMP Manufacture

Appendix 6 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Proposal Date:  March, 28 2012

Johnson Matthey Pharma Services (JMPS) is pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Aldehyde Development and non-GMP Manufacture.  JMPS will use commercially reasonable efforts to meet all milestones for the estimated fees as outlined in this proposal.  This proposal is based on technical information provided by Aeolus and other available technical information within the public literature and available at JMPS.

Summary

Proposal No: AEO-111129-1084
Stage #	Description	Service Fee*	Estimated Timeline
1	Scale-up Aldehyde Development	$[…***…]	[…***…]

2	Non-GMP Aldehyde Manufacture ([…***…] target)	$[…***…]	[…***…]

	Total	$[…***…]	[…***…]

*Includes […***…].

JMPS will use commercially reasonable efforts to achieve the deliverables as outlined in this proposal.  This estimate is based on a specific scope of work that was developed using technical information provided by Aeolus.  Project objectives or technical details may differ from those assumed in this estimate.  If a significant difference occurs from the originally proposed scope of work or with the actual technical details from those assumed, JMPS will assess the impact of such a change and inform Aeolus.  JMPS and Aeolus will promptly and in good faith develop and agree to a modified project plan to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation.

JMPS will schedule resources and order materials upon acceptance of this proposal.  Scheduling is contingent on prevailing staff commitments, raw material, and equipment availability.  Aeolus will be notified of the expected start date as soon as is practical.  JMPS will appoint a project leader to oversee the work and serve as the primary technical liaison with Aeolus.  Project updates will be submitted weekly and conference calls will be arranged on a frequency agreed upon by both parties.

JMPS offers to perform this work on a Fixed Fee basis.  Notwithstanding anything to the contrary, upon acceptance of this proposal, Aeolus will be invoiced a deposit of […***…]% in the amount of $[…***…].  Deposits will be credited proportionally against the final invoice for each Stage.  Invoices for fixed fee work are issued upon completion of stage deliverables.  Invoices are payable within thirty (30) days from the date of issuance.  Materials will be shipped from JMPS’s facility F.C.A (Incoterm 2010) within 30 days of project completion.

All work specified in this proposal is subject to the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals dated February 16, 2011.  This proposal is valid for thirty (30) days from the preparation date.

Stage 1:  Scale-up Development

JMPS will perform scale-up process development activities prior to the non-GMP manufacture.

1.	Further develop the preparation of 1-ethyl-1H-imidazole-2-carbaldehyde (Aeolus aldehyde) using sub-stoichiometric amounts of hexyllithium
[…***…]
2.	Develop an IPC Analytical Method
[…***…]
3.	Fifty gram scale demo-run using the aldehyde/N-ethylimidazole mixture as the starting material.
[…***…]

Stage 2:  Non-GMP Manufacture

JMPS will use commercially reasonable efforts to demonstrate a plant-scale manufacture under non-GMP of approximately […***…] of Aeolus aldehyde.

1.	Write non-GMP batch record
2.	Prepare Certificate of Testing for prepared material.

Deliverables:

•	A brief (1 -2 page) report summarizing the process and yield.
•	Copies of executed non-GMP batch records.
•	COT for lots manufactured.

JMPS offers to perform this work on a Fixed Fee basis.

AUTHORIZATION

Appendix 6 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Aldehyde Development and non-GMP Manufacture

AEO-111129-1084

This proposal, including all work and material provided by JMPS hereunder, shall be governed by the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals.  By its signature below, Aeolus Pharmaceuticals hereby authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Research and Manufacturing Agreement dated February 16, 2011.

For:  Aeolus Pharmaceuticals

/s/ John L. McManus	Date: 4/30/12
Signature

John L. McManus
Printed Name

For:  Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services

Date: April 30, 2012
/s/ Jayachandra Reddy Jayachandra Reddy, Ph.D. General Manager